Exhibit 107

Calculation of Filing Fee Tables

424B7

(Form Type)

Clearwater Analytics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Class A common stock, par value $0.001 per share	457(c)	555,555 (1)	$18.74 (2)	$10,411,100.70 (2)	0.00014760	$1,536.68

Fee Previously Paid	Equity	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$10,411,100.70		$1,536.68

	Total Fees Previously Paid					N/A		N/A

	Total Fee Offsets					N/A		N/A

	Net Fee Due					N/A		$1,536.68

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-3ASR (Registration No. 333-270350) also covers any additional securities issuable in connection with any stock split, stock dividend, or similar transaction with respect to the securities being registered pursuant to this prospectus supplement.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on the New York Stock Exchange on November 3, 2023.